UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No      )

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Bio-Imaging Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BIO-IMAGING TECHNOLOGIES, INC.

826 Newtown-Yardley Road

Newtown, Pennsylvania 18940-1721

To Our Stockholders:

You are most cordially invited to attend the 2006 Annual Meeting of Stockholders of Bio-Imaging Technologies, Inc. at 11:00 A.M., local time, on Wednesday, May 10, 2006, at the Sheraton Bucks County Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting.

It is important that your shares be represented at this meeting to ensure the presence of a quorum. Whether or not you plan to attend the meeting, we hope that you will have your shares represented by signing, dating and returning your proxy in the enclosed envelope, which requires no postage if mailed in the United States, as soon as possible. Your shares will be voted in accordance with the instructions you have given in your proxy.

Thank you for your continued support.

Sincerely,

Mark L. Weinstein
President and Chief Executive Officer

BIO-IMAGING TECHNOLOGIES, INC.

826 Newtown-Yardley Road

Newtown, Pennsylvania 18940-1721

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 10, 2006

The Annual Meeting of Stockholders (the “Meeting”) of Bio-Imaging Technologies, Inc., a Delaware corporation (the “Company”), will be held at the Sheraton Bucks County Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania, on Wednesday, May 10, 2006, at 11:00 A.M., local time, for the following purposes:

(1)	To elect eight directors to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006; and

(3)	To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

Holders of our Common Stock, $0.00025 par value per share, of record at the close of business on April 6, 2006 are entitled to notice of and to vote at the Meeting, or any adjournment or adjournments thereof. A complete list of such stockholders will be open to the examination of any stockholder at our principal executive offices at 826 Newtown-Yardley Road, Newtown, Pennsylvania for a period of 10 days prior to the Meeting and will be available for examination at the Meeting. The Meeting may be adjourned from time to time without notice other than by announcement at the Meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. THE PROMPT RETURN OF PROXIES WILL ENSURE A QUORUM AND SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION. EACH PROXY GRANTED MAY BE REVOKED BY THE STOCKHOLDER APPOINTING SUCH PROXY AT ANY TIME BEFORE IT IS VOTED. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH SUCH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

Ted I. Kaminer
Secretary

Newtown, Pennsylvania

April 14, 2006

Our 2005 Annual Report accompanies this Proxy Statement.

BIO-IMAGING TECHNOLOGIES, INC.

826 Newtown-Yardley Road

Newtown, Pennsylvania 18940-1721

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Bio-Imaging Technologies, Inc., a Delaware corporation, referred to as the “Company” or “Bio-Imaging”, “we”, “us” or “our”, of proxies to be voted at the Annual Meeting of Stockholders of Bio-Imaging to be held on Wednesday, May 10, 2006, referred to as the “Meeting”, at the Sheraton Bucks County Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania, at 11:00 A.M., local time, and at any adjournment or adjournments thereof. Holders of record of Common Stock, $0.00025 par value (“Common Stock”), as of the close of business on April 6, 2006 will be entitled to notice of and to vote at the Meeting and any adjournment or adjournments thereof. As of that date, there were 11,192,212 shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on any matter presented at the Meeting. The aggregate number of votes entitled to be cast at the Meeting is 11,192,212.

If proxies in the accompanying form are properly executed and returned, the shares of Common Stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of Common Stock represented by the proxies will be voted: (i) FOR the election of the eight nominees named below as directors; (ii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2006; and (iii) in the discretion of the persons named in the enclosed form of proxy, on any other proposals which may properly come before the Meeting or any adjournment or adjournments thereof. Any stockholder who has submitted a proxy may revoke it at any time before it is voted, by written notice addressed to and received by the Secretary of Bio-Imaging, by submitting a duly executed proxy bearing a later date or by electing to vote in person at the Meeting. The mere presence at the Meeting of the person appointing a proxy does not, however, revoke the appointment.

The presence, in person or by proxy, of holders of shares of Common Stock having, in the aggregate, a majority of the votes entitled to be cast at the Meeting shall constitute a quorum. The affirmative vote by the holders of a plurality of the shares of Common Stock represented at the Meeting is required for the election of directors, provided a quorum is present in person or by proxy. Provided a quorum is present in person or by proxy, all other actions proposed herein, other than the election of directors, may be taken upon the affirmative vote of stockholders possessing a majority of the voting power present or represented at the Meeting and entitled to vote.

Abstentions are included in the shares present at the Meeting for purposes of determining whether a quorum is present, and are counted as a vote against for purposes of determining whether a proposal is approved. Broker non-votes (when shares are represented at the Meeting by a proxy conferring only limited authority to vote on certain matters and no authority to vote on other matters) are included in the determination of the number of shares represented at the Meeting for purposes of determining whether a quorum is present but are not counted for purposes of determining whether a proposal has been approved and thus have no effect on the outcome.

This Proxy Statement, together with the related proxy card, is being mailed to our stockholders on or about April 14, 2006. The Annual Report to Stockholders of Bio-Imaging for the fiscal year ended December 31, 2005, referred to as fiscal 2005, including financial statements (the “Annual Report”), is being mailed together with this Proxy Statement to all stockholders of record as of April 6, 2006. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of the Annual Report so that such record holders could supply such materials to beneficial owners as of April 6, 2006.

ELECTION OF DIRECTORS

At the Meeting, eight directors are to be elected (which number shall constitute our entire Board of Directors) to hold office until the next Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified.

It is the intention of the persons named in the enclosed form of proxy to vote the stock represented thereby, unless otherwise specified in the proxy, for the election as directors of the persons whose names and biographies appear below. All of the persons whose names and biographies appear below are at present directors of Bio-Imaging. In the event any of the nominees should become unavailable or unable to serve as a director, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees named will be unable to serve if elected. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected.

The following are the nominees for election to the Board of Directors and all are current members of the Board of Directors:

Name	Age	Served as a Director Since	Position with the Company
Mark L. Weinstein	53	1998	President, Chief Executive Officer and Director

Jeffrey H. Berg, Ph.D.	62	1994	Director

Richard F. Cimino.	46	2005	Director

E. Martin Davidoff, CPA, Esq.	54	2004	Director

David E. Nowicki, D.M.D.	54	1998	Chairman of the Board and Director

David M. Stack	54	2000	Director

Paula B. Stafford	41	2001	Director

James A. Taylor, Ph.D.	66	1994	Director

The principal occupations and business experience, for at least the past five years, of each director and nominee is as follows:

Mr. Weinstein has been a Director of Bio-Imaging since March 1998 and has served as the President and Chief Executive Officer of Bio-Imaging since February 1998. Mr. Weinstein also served as the Chief Financial Officer of Bio-Imaging from January 31, 2000 to February 18, 2003. Mr. Weinstein joined Bio-Imaging in June 1997 as Senior Vice President, Sales and Marketing and was appointed Interim Chief Executive Officer in December 1997. Prior to joining Bio-Imaging, from September 1996 to May 1997, he was the Chief Operating Officer of Internet Tradeline, Inc., an internet-based electronic solutions provider. From July 1991 to August 1996, Mr. Weinstein worked for Medical Economics Company, an international health care information company and wholly-owned division of The Thomson Corporation. He held several senior management positions at Medical Economics Company with his last position being President and Chief Operating Officer of the International Group.

Dr. Berg has been a Director of Bio-Imaging since January 1994, and is currently the President of Health Care Insights, a healthcare research and consulting firm. Dr. Berg has been President of Health Care Insights since March 1991. From February 2004 until April 2005, he was the Director of Medical Technology for Crystal

Research Associates. He was an analyst for HCFP/Brenner Securities from May 2002 to January 2004. From September 1995 to May 2002, Dr. Berg was a senior research analyst for MH Meyerson, a brokerage firm. While President of Health Care Insights, from January 1994 to June 1995, Dr. Berg also served as a financial analyst for GKN Securities Corp. (“GKN”), an investment banking firm which served as the underwriter in the Company’s June 1992 public offering, and was a financial analyst from March 1992 until December 1992 for The Chicago Corporation, a brokerage firm.

Mr. Cimino has been a Director of Bio-Imaging since February 2005. Mr. Cimino joined Covance in December 2003. He is President, Late Stage Development Services and Corporate Senior Vice President of Covance, Inc. and is responsible for the global Clinical Development, Periapproval, IVRS and Central Diagnostics businesses. Mr. Cimino is a member of the Global Leadership Council, Operational Excellence Council and reports to the President and Chief Executive Officer. Prior to joining Covance, Mr. Cimino was General Manager, Americas Health Imaging and Corporate Vice President of the Eastman Kodak Company from January 2001 to July 2003. Prior to that time, he held senior management positions in multiple lines of business over a 20-year career at Kodak. These included General Manager for the Health Group’s Americas business. In addition, he was the Chief Marketing Officer for the Health Group responsible for global marketing communications, investor relations, and strategy and business development. Mr. Cimino also managed Kodak’s Digital Health Imaging business. Mr. Cimino holds a Bachelor’s degree in Biology from the State University of New York at Geneseo.

Mr. Davidoff has been a Director of Bio-Imaging since May 2004 and has operated his own tax practice, as both a certified public accountant and tax attorney, since 1980. He currently serves on the Executive Committee and as the national Chair of the Internal Revenue Service Tax Liaison Committee for the American Association of Attorney-Certified Public Accountants. Mr. Davidoff has also held several positions in various professional associations and service organizations, such as the New Jersey Society of Certified Public Accountants, the American Institute of Certified Public Accountants and the National Federation of Independent Businesses. In 1995, Mr. Davidoff was appointed by then Governor Christine Todd Whitman to the White House Conference on Small Business. Mr. Davidoff received his Bachelor of Science (S.B.) from Massachusetts Institute of Technology and his M.B.A. from Boston University Graduate School of Management. In addition, he received his J.D. from Washington University School of Law.

Dr. Nowicki has been a Director of Bio-Imaging since July 1998 and was appointed Chairman of the Board of Directors of Bio-Imaging in October 1999. Dr. Nowicki has had a private practice in periodontics and dental implants since September 1981. Dr. Nowicki received his DMD from the University of Medicine and Dentistry of New Jersey in 1976. He completed his postdoctoral training in Periodontology in 1978 and subsequently served on the postgraduate faculty of the University of Medicine and Dentistry of New Jersey as an associate clinical professor until 1994. He has lectured nationally about periodontology, computer imaging for implant surgery, and systems thinking in health care.

Mr. Stack has been a Director of Bio-Imaging since January 2000. Mr. Stack was appointed Executive Partner of MPM Capital, the largest health venture capital firm dedicated to healthcare investment, in May 2005, and is also the Managing Partner of Stack Pharmaceuticals, Inc. a commercialization, marketing and strategy firm serving emerging healthcare companies. Mr. Stack has been with Stack Pharmaceuticals since September 2004. From September 2001 until August 2004, he was President, Chief Executive Officer and Director for The Medicines Company (NASDAQ: MDCO). Prior to The Medicines Company, he was also the President of Stack Pharmaceuticals, Inc., where MDCO was one of the primary customers. From May 1995 to December 1999, Mr. Stack served as the President and General Manager of Innovex Inc., responsible for the Americas. Innovex Inc. was a commercial solutions company offering a full range of marketing, sales and clinical research capabilities to pharmaceutical and biotechnology customers. From April 1993 to May 1995, Mr. Stack was the Vice President of Business Development and Marketing for Immunomedics, Inc., a biopharmaceutical focusing on monoclonal antibodies in infectious disease and oncology. From May 1992 to March 1993, Mr. Stack had been the Director of Business Development and Planning for Infectious Disease, Oncology and Virology of Roche Laboratories where he was the Therapeutic World Leader for Infectious Disease. Prior to that, he held various positions with Roche Laboratories for approximately 11 years, and was a retail and hospital pharmacist for three years after graduating from Albany College of Pharmacy.

Ms. Stafford has been a Director of Bio-Imaging since November 2001. She is currently Executive Vice President of Global Data Management within the Clinical Research Organization of Quintiles Transnational Corp. since August 2005. Her business unit comprises nearly 1,100 data management professionals from nine offices across five continents. From September 2004 to August 2005, Ms. Stafford was Executive Vice President, Client and Site Operations, Clinical Development Services for Quintiles Americas. From May 2003 to September 2004, Ms. Stafford was Executive Vice President, General Manager Southeast Region, Clinical Development Services for Quintiles, Inc. Prior to May 2003, Ms. Stafford held the position of Executive Vice President, Scientific Operations, Clinical Development Services for Quintiles, Inc. since February 2000. From 1997 to 2000, Ms. Stafford was Head of Business Development for Quintiles CRO division in the Americas. Ms. Stafford has held numerous positions during her 20 plus years with Quintiles including positions in Project Management in the United States and Europe, Business Development, Scientific Operations, and General Management. She is also a member of the Board of Visitors for the University of North Carolina at Chapel Hill School of Medicine’s Department of Psychiatry. Ms. Stafford holds a Bachelor of Science and a Masters in Public Health, both from the University of North Carolina at Chapel Hill, with her specialization in Biostatistics.

Dr. Taylor has been a Director of Bio-Imaging since October 1994, has been a partner at Merchant-Taylor International, Inc., a bio-pharmaceutical consulting firm, since May 1995 and has been President of Taylor Associates, a regulatory and product development consulting firm since October 1992. From 1987 to 1992, Dr. Taylor was Vice President and Chief Regulatory Officer of ImmunoGen Inc., a pharmaceutical company. From 1983 to 1987, he was Vice President, Regulatory Affairs of Carter-Wallace, Inc. Prior to that, Dr. Taylor was employed in various capacities by ICI Pharmaceuticals for four years and Pfizer Central Research for 12 years.

None of our directors is related to any other director or to any of our executive officers, and none of our executive officers serves as a member of the board or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board or compensation committee.

Under a prior stock purchase agreement, we had agreed to take all actions necessary to nominate and cause the election to the Board of Directors of up to three designees of Covance, Inc., a substantial stockholder of Bio-Imaging. Such obligation terminates at such time as Covance owns less than 200,000 shares of our Common Stock. Covance has designated Mr. Cimino as a nominee for director for the 2006 fiscal year. Covance has reserved all rights under its agreement with Bio-Imaging for subsequent years.

The Board of Directors recommends that Stockholders vote FOR each of the nominees for the Board of Directors.

Corporate Governance Guidelines

Our Board of Directors has long believed that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. During the past year, our Board has continued to review our governance practices in light of the Sarbanes-Oxley Act of 2002, the new rules and regulations of the Securities and Exchange Commission (the “SEC”) and the new listing standards of the NASDAQ Stock Market, Inc. (“NASDAQ”).

Our corporate governance guidelines provide that directors are expected to attend the Annual Meeting of Stockholders. All of the directors attended the 2005 Annual Meeting of Stockholders.

Our Board of Directors has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of Bio-Imaging and its stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, include that:

•	the principal responsibility of the directors is to oversee the management of Bio-Imaging;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors met regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under NASDAQ rules that become applicable to Bio-Imaging on the date of the Annual Meeting of Stockholders, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that each of Dr. Berg, Mr. Cimino, Mr. Davidoff, Dr. Nowicki, Mr. Stack, Ms. Stafford and Dr. Taylor do not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

Committees and Meetings of the Board

There were four (4) regular meetings of the Board of Directors during fiscal 2005, either in person or by teleconference. During this period, each member of the Board of Directors attended more than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which such person has been a director); and (ii) the total number of meetings held by all committees of the Board of Directors on which each such director served (during the periods such director served).

The Board of Directors has three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee – each which operates under a charter that has been approved by the Board.

Audit Committee. The primary responsibilities of the Audit Committee, as more fully set forth in the Audit Committee Charter adopted on September 1, 2000, as amended and restated on February 5, 2003 and March 26, 2004 and as previously provided and posted on our website at www.bioimaging.com include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from our independent registered public accounting firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules, which is included on page 9 of this proxy statement.

During fiscal 2005, the Audit Committee had been, and is currently, comprised of David E. Nowicki, D.M.D., E. Martin Davidoff, CPA, Esq. and David M. Stack. The Audit Committee held four (4) meetings in fiscal 2005.

Each Audit Committee member is an independent member of the Board of Directors as defined under the new NASDAQ rules that become applicable to us on the date of our Annual Meeting of Stockholders, including the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended. In addition, each Audit Committee member is independent as defined by the NASDAQ rules that apply to us until the date of our Annual Meeting of Stockholders. As an independent director of our Board of Directors, each Audit Committee member is not an officer or employee of Bio-Imaging or its subsidiaries or does not have a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board of Directors has determined that Mr. Stack and Mr. Davidoff, current directors and members of the Audit Committee, are each an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Compensation Committee. The primary responsibilities of the Compensation Committee, as more fully set forth in the Compensation Committee Charter adopted on March 26, 2004 and as previously provided and posted on our website at www.bioimaging.com include:

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	reviewing and approving, or recommending for approval by the Board, the salaries and incentive compensation of our executive officers;

•	administering our 1991 Stock Option Plan, as amended (the “1991 Plan”) and our 2002 Stock Incentive Plan, as amended and restated to date (the “2002 Plan”); and

•	reviewing and making recommendations to the Board with respect to director compensation.

In addition, the Compensation Committee periodically reviews the potential effect of Section 162(m) and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of Bio-Imaging and our stockholders, after taking into consideration changing business conditions and the performance of our employees. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s CEO and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met.

The Compensation Committee held two (2) meetings in fiscal 2005. The Compensation Committee is currently comprised of James A. Taylor, Ph.D., Jeffrey H. Berg, Ph.D. and Paula B. Stafford. The members of the Committee are independent, as independence for Compensation Committee members is defined under the NASDAQ rules, and are deemed to be non-employee directors for purposes of Section 162(m) of the Code and Rule 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee. The primary responsibilities of the Nominating and Corporate Governance Committee, as more fully set forth in the Nominating and Corporate Governance Committee Charter adopted on March 26, 2004 and as previously provided and posted on our website at www.bioimaging.com include:

•	identifying individuals qualified to become our board members;

•	evaluating and recommending to the Board of Directors the persons to be nominated for election as directors at any meeting of stockholders and each of our board’s committees;

•	reviewing and making recommendations to our board with respect to management succession planning;

•	developing and recommending to the Board of Directors a set of corporate governance principles applicable to Bio-Imaging; and

•	overseeing the evaluation of the Board of Directors.

During fiscal 2005, the Nominating and Corporate Governance Committee had been, and is currently, comprised of David E. Nowicki, D.M.D. and James A. Taylor, Ph.D. Both members of the Committee are independent, as independence for Nominating and Corporate Governance Committee members is defined under the NASDAQ rules. There was one meeting held during fiscal 2005.

Director Candidates

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria contained in the Committee’s charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our Common Stock for at least one year as of the date such recommendation is made, to: Nominating and Corporate Governance Committee, c/o Corporate Secretary, Bio-Imaging Technologies, Inc., 826 Newtown-Yardley Road, Newtown, Pennsylvania 18940-1721. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communicating with the Independent Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Board, with the assistance of our outside counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate. Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to: Board of Directors c/o Corporate Secretary, Bio-Imaging Technologies, Inc., 826 Newtown-Yardley Road, Newtown, Pennsylvania 18940-1721.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics contains written standards designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents filed with the SEC;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of our Code of Ethics to an appropriate person or persons identified in our Code of Ethics; and

•	accountability for adherence to our Code of Ethics.

Each of our employees, officers and directors completed a signed certification to document his or her understanding of and compliance with our Code of Ethics. A copy of our Code of Business Conduct and Ethics may be obtained from our website at www.bioimaging.com.

Report of the Audit Committee

The Audit Committee has furnished the following report:

To the Board of Directors of Bio-Imaging Technologies, Inc.:

The Audit Committee of our board of directors is currently composed of three members and acts under a written charter adopted on September 1, 2000, and amended and restated on February 5, 2003 and March 26, 2004. The current members of the Audit Committee are independent directors, as defined by its charter and the rules of the NASDAQ Stock Market, Inc., and possess the financial sophistication required by such charter and rules. The Audit Committee held four meetings during fiscal 2005.

Management is responsible for our financial reporting process including its system of internal controls and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with our management and our independent registered public accounting firm, the following:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of our financial statements;

•	the independent registered public accounting firm’s review of our unaudited interim financial statements;

•	our financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders;

•	our management’s selection, application and disclosure of critical accounting policies;

•	changes in our accounting practices, principles, controls or methodologies;

•	significant developments or changes in accounting rules applicable to us; and

•	the adequacy of our internal controls and accounting and financial personnel.

The Audit Committee reviewed and discussed with our management our audited financial statements for the year ended December 31, 2005. The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards No. 61, 89 and 90 (Communication with Audit Committees) with our independent registered public accounting firm. These standards require our independent registered public accounting firm to discuss with our Audit Committee, among other things, the following:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that, in the auditor’s professional opinion, may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the Audit Committee discussed with our independent registered public accounting firm their independence from the Company. The Audit Committee also considered whether our independent registered public accounting firm’s provision of certain other non-audit related services to the Company is compatible with maintaining our auditors’ independence.

Based on our discussions with management and our independent registered public accounting firm, and our review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our board of directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2005.

By the Audit Committee of the Board of Directors of
Bio-Imaging Technologies, Inc.

/s/ David E. Nowicki, D.M.D.
David E. Nowicki, D.M.D
Audit Committee Chairman

/s/ E. Martin Davidoff, CPA, Esq.
E. Martin Davidoff, CPA, Esq.
Audit Committee Member

/s/ David M. Stack
David M. Stack
Audit Committee Member

Compensation Committee Report on Executive Compensation

The Compensation Committee has furnished the following report:

It is the objective of the Compensation Committee to design and structure an executive compensation policy which will attract and retain highly qualified individuals for executive officer positions and to provide incentives for such executives to achieve maximum Company performance by aligning the interest of our executive officers with that of the stockholders by basing a portion of compensation on corporate performance.

The Compensation Committee reviews and determines base salary levels for our executive officers on an annual basis and determines actual bonuses after the end of the fiscal year based upon Company and individual performance. Additionally, the Compensation Committee administers all of our stock incentive plans.

Our executive officer compensation program is comprised of base salary, discretionary annual cash bonuses and long-term stock incentive awards. Our executive officers also participate in various other employee benefit plans, including health insurance and a 401(k) Plan, which are generally available to all of our employees.

Salaries are established in accordance with industry standards through review of publicly available information concerning the compensation of officers of comparable companies. Consideration is also given to relative responsibility, seniority, individual experience and performance, and internal pay equity. Salary increases are generally made based on increases in the industry for executive officers at similar companies with similar performance profiles and/or upon attainment of certain division or Company goals. The base salary level for the Company’s executive officers for the 2005 fiscal year ranged within the median of the base salary levels in effect for executive officers with comparable positions at the peer group companies, based on the published 2004 fiscal year data for those companies.

In selecting companies to survey for such compensation purposes, the Compensation Committee considered many factors not directly associated with the stock price performance of those companies, such as geographic location, development stage, organizational structure and market capitalization. For this reason, there is not a meaningful correlation between the companies included within the peer group identified for comparative compensation purposes and the companies included within the Nasdaq Health Care Index which the Company has selected as the industry index for purposes of the stock performance graph appearing later in this Proxy Statement.

Bonuses are paid on an annual basis and are discretionary. The amount of the bonus paid to each executive officer is based on criteria designed to effectively measure that individual’s attainment of goals which relate to his or her duties and responsibilities as well as overall Company performance. In general, the annual incentive bonus is based on specific financial targets tied to operating performance and overall financial positioning of the Company for future success, achievement of key non-financial objectives and the executive’s individual performance in meeting the designated goals.

The stock option program is designed to align the long-term interests of our executives, certain middle managers and other key personnel with those of our stockholders. In general, stock option awards are granted if warranted by our growth and profitability. Stock options are awarded on the basis of individual performance and/or the achievement of internal strategic objectives.

The option grants are designed to align the interests of each executive officer with those of the Company’s stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Company’s common stock at a fixed price per share (the closing market price on the grant date) over a specified period of time (up to 10 years). Each option generally vests and becomes exercisable in installments over the executive officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the applicable vesting period, and then only if the market price of the underlying shares appreciates over the option term.

The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer’s current position with the Company, the size of comparable awards made to individuals in similar positions within the industry, the individual’s potential for increased responsibility and promotion over the option term, and the individual’s personal performance in recent periods. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual and also considers the amount of gain realized by such officer from earlier option grants. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company’s executive officers.

The Compensation Committee is considering the use in the future of restricted stock and restricted stock unit (“RSU”) awards to replace all or a portion of the stock option grants which might otherwise be made to the executive officers. The use of restricted stock or RSUs, either alone or in combination with stock option grants, will help to address ongoing concerns over the number of options being granted, their dilutive effect upon the stockholders and their greater market volatility when compared to restricted stock and RSU awards. Such restricted stock or RSU awards would entitle the recipients to shares of the Company’s common stock, either subject to or upon the completion of vesting schedules tied to continued service with the Company or the attainment of designated Company milestones. The shares would be issued, without any cash outlay required of the recipient, but subject to the satisfaction of the applicable withholding taxes.

CEO Compensation. The Compensation Committee established the Chief Executive Officer’s total annual compensation based on the size, complexity and historical performance of our business, our position as compared to our peers in the industry, and the specific challenges faced by us during the year, such as changes in the market for information technology products and services and other industry factors. No specific weight was assigned to any of the criteria relative to the Chief Executive Officer’s compensation.

With respect to the Chief Executive Officer’s base salary, it is the Compensation Committee’s intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by corporate performance factors. For the 2005 fiscal year, the Committee increased his base salary from the $273,442 level in effect for fiscal 2004 to $288,500 for fiscal 2005. Accordingly, the Chief Executive Officer’s base salary for the 2005 fiscal year was set at approximately the median of the base salaries paid to the chief executive officers of the peer group companies. The Chief Executive Officer was also eligible for a cash bonus for the 2005 fiscal year. The Company paid a cash bonus of $100,000 to the Chief Executive Officer for the 2005 fiscal year based upon the Company’s performance relative to operating performance and overall financial positioning of the Company for future success and his individual performance for the year. In addition, the Company awarded a stock bonus of 25,000 shares of common stock, net of withholding taxes, to the Chief Executive Officer for fiscal 2005 in recognition of his commitment and dedication to the advancement of the company’s long-term strategic objectives.

The Compensation Committee increased the Chief Executive Officer’s base salary to $305,000 for fiscal 2006. On March 1, 2006, the Compensation Committee also approved a new employment agreement with the Chief Executive Officer. The terms of that agreement are summarized in the section of the proxy statement entitled “Employment Contracts, Termination of Employment and Change in Control Arrangements.” The Compensation Committee felt that the new agreement was warranted in order to provide a meaningful incentive to the Chief Executive Officer to remain in the Company’s employ and contribute to the Company’s growth and future financial success. In order to augment those objectives, the Compensation Committee also approved a restricted stock award to the Chief Executive Officer of up to 25,000 shares in each of fiscal 2006, fiscal 2007 and fiscal 2008, which would be granted only if the Company achieves certain pre-established performance targets in each of those years tied to, among other things, revenue, income and new business contracts. The Compensation Committee believes that the new employment agreement and the restricted stock awards provide a competitive compensation package which will provide a substantial incentive to the Chief Executive Officer to direct the efforts of the Company’s management to the creation of stockholder value in the form of stock price appreciation and the attainment of future growth and financial success.

Tax Considerations

Section 162(m) of the Internal Revenue Code disallows an income tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The officers subject to this limitation are our CEO and our four other highest paid executive officers for the year. However, the limitation applies only to compensation which is not considered to be performance-based. The Compensation Committee reviews the potential effect of Section 162(m) periodically and may at times authorize compensation packages that have the potential to exceed the $1,000,000 limit. The Compensation Committee will do so when it believes such payments are appropriate and in our best interests and the best interest of our stockholders, after taking into consideration changing business conditions and the performance of our employees. The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the executive officers essential to the Company’s growth and financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation. However, for the 2005 fiscal year, the total amount of compensation paid by the Company (whether in the form of cash payments or upon the exercise or vesting of equity awards) should be deductible and not affected by the Section 162(m) limitation.

By the Compensation Committee of the Board of Directors of
Bio-Imaging Technologies, Inc.

/s/ James A. Taylor, Ph.D.
James A. Taylor, Ph.D.
Compensation Committee Chairman

/s/ Jeffrey Berg, Ph.D.
Jeffrey Berg, Ph.D.
Compensation Committee Member

/s/ Paula B. Stafford
Paula B. Stafford
Compensation Committee Member

Compensation of Directors

Each non-employee director, except Mr. Cimino, received annual compensation for serving on the Board of Directors for fiscal 2005 of $20,000, except for Dr. Nowicki, the Chairman of the Board, who received $35,000, which is to be paid in equal quarterly cash installments. In addition, each non-employee director, except for Mr. Cimino, was granted an option to purchase 10,000 shares of our Common Stock, with an exercise price of $4.00, the fair market value of our Common Stock on the date of grant was $2.86, and such options shall vest one-twelfth (1/12) on each one-month anniversary from the date of grant. Moreover, such options are subject to a pro-rata reduction if a director attends, with respect to the applicable year, less than seventy-five percent (75%) of all Board of Directors meetings and all meetings of any Committee on which he or she serves. Additional payments were made to Committee Members as follows: $7,000 to each Audit Committee Member; the Audit Committee Chairman received an additional $5,500; $4,000 to each Compensation Committee Member; the Compensation Committee Chairman received an additional $2,000; $2,500 to each Nominating and Corporate Governance Committee Member and the Nominating and Corporate Governance Chairman received an additional $500.

For 2006, our compensation policy for our non-employee directors is as follows: The annual retainer for each director has been increased to $25,000. The chairman of the board will receive an additional $25,000 per year. The chairman of the audit committee will receive an additional $15,000 per year, and members of the audit committee will receive an additional $9,000 per year. The chairman of the compensation committee will receive an additional $9,000 per year, and members of the compensation committee will receive an additional $6,000 per year. The chairman of the nominating and corporate governance committee will receive an additional $4,500 per year, and members of the nominating and corporate governance committee will receive an additional $3,500 per year. In addition, the board of directors approved the issuance of 15,000 stock options for new directors and the annual issuance of 10,000 stock options to current directors.

Furthermore, all directors were and currently are reimbursed for their expenses for each Board meeting and each Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meeting attended.

The following directors were granted options under the 2002 Plan during fiscal 2004:

Director	Number of Shares Underlying Options Granted	Grant Date	Exercise Price Per Share
Jeffrey H. Berg, Ph.D.	10,000	May 11, 2005	$4.00
E. Martin Davidoff.	10,000	May 11, 2005	$4.00
David E. Nowicki, D.M.D.	10,000	May 11, 2005	$4.00
David M. Stack	10,000	May 11, 2005	$4.00
Paula B. Stafford	10,000	May 11, 2005	$4.00
James A. Taylor, Ph.D.	10,000	May 11, 2005	$4.00

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act (collectively, the “Reporting Persons”) to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to our equity securities with the SEC. All Reporting Persons are required by SEC regulation to furnish us with copies of all reports that such Reporting Persons file with the SEC pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us and upon written representations of our Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such Reporting Persons.

EXECUTIVE OFFICERS

The following table identifies our current executive officers:

Name	Age	Capacities in Which Served	In Current Position Since
Mark L. Weinstein(1)	53	President and Chief Executive Officer	February 1998
Ted I. Kaminer(2)	47	Senior Vice President and Chief Financial Officer	February 2003
Colin G. Miller, Ph.D.(3)	45	Senior Vice President of Medical Affairs	December 2003
David A. Pitler(4)	51	Senior Vice President of Operations	December 2003

(1)	Mr. Weinstein assumed the responsibilities of Chief Financial Officer of Bio-Imaging from January 31, 2001 to February 18, 2003, in addition to serving as our President and Chief Executive Officer.
(2)	Mr. Kaminer joined Bio-Imaging in February 2003 as our Senior Vice President and Chief Financial Officer. Prior to joining Bio-Imaging, from May 2002 to February 2003, Mr. Kaminer served as Chief Financial Officer and Vice President of ION Networks Inc., and from October 2000 to April 2002, Mr. Kaminer was an independent consultant. From March 1998 to September 2000, Mr. Kaminer served as Senior Vice President of Finance and Chief Financial Officer of CMPExpress. Previously, he spent twelve years with various investment banking firms in the corporate finance area.
(3)	Dr. Miller joined Bio-Imaging in May 1999 as our Vice President of Business Development when we acquired Bona Fide Ltd. In February 2006, Dr. Miller was appointed Senior Vice President of Medical Affairs. From December 2003 to February 2006, Dr. Miller was Senior Vice President of Business Development. In November 2000, Dr. Miller was appointed an executive officer of Bio-Imaging. Dr. Miller was the Director of Clinical Services at Bona Fide Ltd. from February 1994 until May 1999. Prior to his position at Bona Fide Ltd., Dr. Miller spent 10 years with various pharmaceutical companies and medical facilities in the clinical research area.
(4)	Mr. Pitler joined Bio-Imaging in March 2000 as our Vice President of Operations. In December 2003, Mr. Pitler was appointed Senior Vice President of Operations. In November 2000, Mr. Pitler was appointed an executive officer of Bio-Imaging. Mr. Pitler spent four years, from April 1996 until February 2000, at Medical Economics Company, an international health care information company and wholly-owned division of The Thomson Corporation, as Vice President of Production and formerly as Vice President of Integration. From 1981 to 1996, Mr. Pitler held various positions with information processing companies.

None of our executive officers is related to any other executive officer or to any director of Bio-Imaging. Our executive officers are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

EXECUTIVE COMPENSATION

Summary of Compensation in Fiscal 2005

The following Summary Compensation Table sets forth information concerning compensation for services rendered in all capacities to us and our subsidiaries for the years ended December 31, 2003, 2004 and 2005 which was awarded to, earned by or paid to each person who served as our Chief Executive Officer at any time during 2005 and each other of our executive officers whose aggregate cash compensation for the 2005 fiscal year exceeded $100,000 (collectively, the “Named Executive Officers”). No other individual who would have been included in such table by reason of salary and bonus for the 2005 fiscal year terminated employment or otherwise ceased executive officer status during that year.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d) (1)	Other Annual Compensation ($) (e) (2)	Restricted Stock Awards (#) (f)		Securities Underlying Options (#) (g)	All Other Compensation ($) (i)
Mark L. Weinstein	2005	288,500	100,000	—	25,000	(5)	—	1,080	(4)
President, Chief Executive	2004	273,442	—	—	30,000	(5)	—	780	(4)
Officer and Chief Financial Officer(3)	2003	257,642	43,437	—	—		—	840	(4)

Ted I. Kaminer	2005	194,636	78,640	—	—		—	840	(4)
Senior Vice President,	2004	183,683	—	—	—		25,000	780	(4)
Chief Financial Officer(3)	2003	150,769	65,240	—	—		100,000	720	(4)

Colin G. Miller, Ph.D.	2005	163,231	66,000	—	—		—	840	(4)
Senior Vice President of	2004	153,875	—	—	—		17,500	739	(4)
Business Development	2003	147,202	55,361	—	—		10,000	707	(4)

David A. Pitler	2005	168,231	68,000	—	—		—	606	(4)
Senior Vice President of Operations	2004	158,270	—	—	—		25,000	570	(4)
	2003	148,558	55,920	—	—		20,000	535	(4)

(1)	The bonuses received by the Named Executive Officers for the year ended December 31, 2005 were paid in March 2006, but earned in fiscal 2005. The bonuses received by the Named Executive Officers for the year ended December 31, 2003 were paid in February 2004, but earned in fiscal 2003.
(2)	In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits have been omitted in those instances where such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year.
(3)	Mr. Weinstein served as our Chief Financial Officer from January 31, 2001 to February 18, 2003, when Mr. Kaminer was appointed Senior Vice President and Chief Financial Officer.

(4)	Such amounts represent our matching contributions to the Named Executive Officers individual Bio-Imaging Technologies, Inc.’s Employees Savings Plan.
(5)	On January 31, 2005, in connection with his employment agreement dated February 1, 2002, we issued 30,000 shares of restricted stock to Mark L. Weinstein, our President and Chief Executive Officer, as required pursuant to the terms of his employment agreement. These shares became fully vested on March 1, 2006 and the shares had an aggregate fair market value of $120,000 on this date based upon a closing price of our Common Stock of $4.00 per share on March 1, 2006. On March 1, 2006, in connection with his employment agreement dated March 28, 2005, we issued 14,850 shares of restricted stock to Mr. Weinstein, this was net of 10,150 shares withheld for withholding taxes associated with the issuance of the shares. The 25,000 shares had an aggregate fair market value of $100,000 on the issuance date based upon a closing price of our Common Stock of $4.00 per share on March 1, 2006, and such shares are fully vested.

Option Grants in Fiscal 2005

The Company did not grant any stock options during fiscal 2005 to the Named Executive Officers. We have never granted any stock appreciation rights.

Aggregated Option Exercises in Fiscal 2005 and Fiscal Year-End Option Values

The following table sets forth information concerning each exercise of options during fiscal 2005 by each of the Named Executive Officers and the fiscal year-end value of unexercised in-the-money options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name (a)	Shares Acquired on Exercise (#) (b)	Value Realized ($) (c) (2)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/ Unexercisable (d)	Value of Unexercised In-the-Money Options at Fiscal Year-End ($) Exercisable/ Unexercisable (e) (1)
Mark L. Weinstein	—	—	450,000/0	$1,453,500/$0
Ted I. Kaminer	—	—	84,896/40,104	$235,521/$87,479
Colin G. Miller, Ph.D.	—	—	113,385/9,115	$339,150/$0
David A. Pitler	—	—	158,979/13,021	$474,810/$0

(1)	Based on a fiscal year end fair market value of the underlying securities equal to $3.23 per share, which was the closing price of our Common Stock on December 31, 2005.
(2)	Based on the market price of the purchased shares on the exercise date less the option exercise price paid for those shares.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options(1)	Weighted Average Exercise Price of Outstanding Options	Number of Securities Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans that have been approved by security holders	1,831,308	$2.34	833,550	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	1,831,308	$2.34	833,550	(2)

(1)	Includes 746,658 options granted under the 2002 Plan, as amended and restated on May 11, 2005, and 1,084,650 options granted under the 1991 Plan.
(2)	Represents shares of our Common Stock issuable pursuant to the 2002 Plan, as amended and restated on May 11, 2005. We do not intend to grant any additional options under the 1991 Plan.

Employment Contracts, Termination of Employment, and Change-in-Control Arrangements

On March 1, 2006, our board of directors approved the amended and restated employment agreement to be entered into with Mark Weinstein, President and Chief Executive Officer of the Company. This agreement is for a three year term, beginning as of March 1, 2006 and ending on February 28, 2009. The terms and conditions of the employment agreement are: (i) an annual base salary of $305,000 in addition to certain benefits and perquisites; (ii) bonuses in amounts that are to be determined by the Board of Directors in accordance with the Company’s management incentive policy; (iii) incentive compensation awards from the Company’s incentive compensation plans on a basis commensurate with his position and responsibility; (iv) a car allowance not to exceed $750.00 per month; (v) an election during any year of employment to defer up to 100% of amounts received pursuant to the Company’s management incentive policy into a non-qualified deferral plan; (vi) continuation of annual salary payments for a period of 120 days after the termination date in the event that Mr. Weinstein is terminated from employment with the Company for reasons other than cause, death or disability; and (vii) payment of a $65,000 bonus upon execution of the agreement. Furthermore, on March 1, 2006, the compensation committee and the board of directors of the Company approved a bonus of $100,000 for Mr. Weinstein for fiscal 2005 and the grant of 25,000 shares of the Company’s common stock to Mr. Weinstein for fiscal 2005.

On February 6, 2003, we executed an employment agreement with Mr. Kaminer for an initial term of one-year, which automatically renews each year unless otherwise terminated by our Board of Directors. The terms and conditions of the employment agreement are: (i) an annual base salary of $175,000 as may be increased pursuant to the terms of his agreement (Mr. Kaminer’s current base salary for fiscal 2006 is $216,000) in addition to certain benefits and perquisites; (ii) incentive compensation awards from our incentive compensation plans on a basis commensurate with his position and responsibility; (iii) an option to purchase 100,000 shares of our Common Stock, with an exercise price based on the fair market value of our Common Stock on the date of the execution of his employment agreement; and (iv) continuation of annual salary payments for a period of 180 days after the termination date in the event that Mr. Kaminer is terminated from employment with Bio-Imaging for reasons other than cause, death or disability.

On November 10, 2004, our board of directors approved the form of an executive retention agreement that we entered into with our Named Executive Officers. On March 1, 2006, our board of directors approved an amended form of an executive retention agreement to be entered into with the Named Executive Officers and certain other officers of the Company. This agreement generally provides for payments of up to eighteen months salary, except for our President and Chief Executive Officer which is up to twenty four months, and a prorated bonus in the event that the executive is terminated in connection with a change of control transaction. Each executive retention agreement is either reviewed annually or in connection with the renewal of the executive’s employment agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There are, as of April 6, 2006, 94 holders of record and approximately 1,700 beneficial holders of our Common Stock. The following table sets forth certain information, as of April 6, 2006, with respect to holdings of our Common Stock by (i) each person known by us to be the beneficial owner of more than 5% of the total number of shares of our Common Stock outstanding as of such date, (ii) each of our directors (which includes all nominees), and Named Executive Officers, and (iii) all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
(i) Certain Beneficial Owners:

Covance Inc. 210 Carnegie Center Princeton, New Jersey 08540	2,355,000		21.0%

Perry Corporation. 599 Lexington Avenue New York, New York 10022	1,571,410	(3)	14.0%

Royce & Associates LLC. 1414 Avenue of the Americas New York, New York 10019	864,200	(3)	7.7%

Diker Management LLC. 745 Fifth Avenue New York, New York 10151	673,800	(3)	6.0%

Babson Capital Management LLC. One Memorial Drive Cambridge, MA 02142	605,400	(3)	5.4%

Deutsche Bank Securities, Inc. 60 Wall Street New York, New York 10005	600,023	(3)	5.4%

(ii) Directors, Nominees, and Named Executive Officers:

Mark L. Weinstein	636,686	(4)	5.5%
Ted I. Kaminer	114,063	(5)	1.0%
Colin G. Miller, Ph.D.	119,044	(6)	1.1%
David A. Pitler	171,063	(7)	1.5%
Jeffrey H. Berg, Ph.D.	117,441	(8)	1.1%

Richard F. Cimino	—		—
E. Martin Davidoff, CPA, Esq.	28,930	(9)	*
David E. Nowicki, D.M.D.	167,621	(10)	1.5%
David M. Stack	170,070	(11)	1.5%
Paula B. Stafford	68,100	(12)	*
James A. Taylor, Ph.D.	126,967	(13)	1.1%
(iii) All directors and executive officers as a group (11 persons)	1,719,984	(4)(5)(6)(7)(8)(9)(10) (11)(12)(13)	13.8%

*	Less than 1%
(1)	Except as otherwise indicated, all shares are beneficially owned and sole investment and voting power is held by the persons named. Except as otherwise indicated, the address of each beneficial owner is c/o Bio-Imaging Technologies, Inc. 826 Newtown-Yardley Road, Newtown, PA 18940.
(2)	Applicable percentage of ownership is based on 11,192,212 shares of Common Stock outstanding, plus any Common Stock equivalents and options or warrants held by such holder, which are presently exercisable or will become exercisable within 60 days after April 6, 2006.
(3)	Such information is based upon our review of a Schedule 13G filed by the holder with the SEC for the period ended December 31, 2005.
(4)	Includes 450,000 shares of Common Stock issuable pursuant to presently exercisable options or options which will become exercisable within 60 days after April 6, 2006.
(5)	Represents 114,063 shares of Common Stock issuable pursuant to presently exercisable options or options which will become exercisable within 60 days after April 6, 2006. Excludes 35,937 shares of Common Stock underlying options which become exercisable over time after such period.
(6)	Includes 114,844 shares of Common Stock issuable pursuant to presently exercisable options or options which will become exercisable within 60 days after April 6, 2006. Excludes 25,156 shares of Common Stock underlying options which become exercisable over time after such period.
(7)	Includes 161,063 shares of Common Stock issuable pursuant to presently exercisable options or options which will be exercisable within 60 days after April 6, 2006. Excludes 35,937 shares of Common Stock underlying options which become exercisable over time after such period.
(8)	Includes 98,250 shares of Common Stock issuable pursuant to presently exercisable options or options which will be exercisable within 60 days after April 6, 2006.
(9)	Includes 2,930 shares of Common Stock owned directly by Mr. Davidoff and 1,000 shares of Common Stock owned by his daughter. Includes 25,000 shares of Common Stock issuable pursuant to presently exercisable options or options which will be exercisable within 60 days after April 6, 2006.
(10)	Includes 54,913 shares of Common Stock owned by Dr. Nowicki in his individual retirement account, 33,000 shares of Common Stock owned by Dr. Nowicki in his 401(k) account and 4,887 shares of Common Stock owned by his wife. Includes 74,821 shares of Common Stock issuable pursuant to presently exercisable options or options which will become exercisable within 60 days after April 6, 2006.
(11)	Includes 47,500 shares of Common Stock owned directly by Mr. Stack, 2,200 shares of Common Stock owned by his wife, and 29,150 shares of Common Stock owned by Stack, Schroon, Mohawk, LLP of which Mr. Stack is a General Partner. Includes 91,220 shares of Common Stock issuable pursuant to presently exercisable options or options which will become exercisable within 60 days after April 6, 2006.
(12)	Includes 61,250 shares of Common Stock issuable pursuant to presently exercisable options or options which will be exercisable within 60 days after April 6, 2006.

Ms. Stafford is the Executive Vice President of Global Data Management within the Clinical Research Organization of Quintiles Transnational Corp. Quintiles Transnational Corp. claims beneficial ownership and sole investment power of the 188,549 shares of Common Stock held by Pharma Bio Development, Inc., and disclaim beneficial ownership of any shares held by Ms. Stafford. In addition, Ms. Stafford disclaims beneficial ownership of any shares held by Pharma Bio Development Inc.

(13)	Includes 113,217 shares of Common Stock issuable pursuant to presently exercisable options or options which will be exercisable within 60 days after April 6, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Covance Inc.

On October 13, 1994, Bio-Imaging and Covance Inc. entered into an agreement whereby Covance purchased: (i) 2,355,000 shares of our Common Stock; (ii) a warrant to purchase 250,000 shares of our Common Stock with an initial exercise price of $1.25 per share; and (iii) a warrant to purchase 250,000 shares of our Common Stock with an initial exercise price of $1.50 per share (the “Warrants”), for an aggregate purchase price of $1,819,500. The Warrants expired on October 13, 1998 without being exercised. Pursuant to the above agreement, we have agreed to take all actions necessary to nominate and cause the election to the Board of Directors of up to three designees of Covance, Inc. Covance, Inc. has designated Mr. Cimino to serve on our Board of Directors for the 2006 fiscal year.

Transactions with Quintiles, Inc.

On October 25, 2001 (the “Closing Date”), we consummated the acquisition (the “Acquisition”) of the assets of Intelligent Imaging. The assets acquired included Intelligent Imaging’s customer contracts, equipment, permits, leases and proprietary rights. In consideration for the assets purchased, we made payment to Quintiles of an aggregate purchase price consisting of $1,000,000 in the form of an unsecured, subordinated convertible promissory note, dated as of October 25, 2001, made by Bio-Imaging payable to Quintiles (the “Note”) in the principal amount equal to $1,000,000 with interest per annum equal to the rate in effect on the business day immediately prior to the date on which payments were due under the Note equal to the 3-month LIBOR as published from time to time in the Wall Street Journal plus 300 basis points, compounded annually based on a 365-day year. The Note, which was payable in quarterly installments with respect to fifty percent (50%) of the aggregate principal amount, together with all accrued and unpaid interest on the entire outstanding principal amount, matured thirty-six (36) months from the Closing Date and was convertible, in whole or in part, by Quintiles any time prior to maturity into Common Stock. On November 1, 2004, we made the final payment on the Note. This payment was comprised of the remaining principal balance of $541,663.

On February 18, 2003, we issued to Quintiles 188,549 shares of Common Stock as additional consideration for the acquisition of Intelligent Imaging because certain financial results were achieved. We also assumed certain liabilities of Intelligent Imaging, including all obligations of Intelligent Imaging arising after the Closing Date under certain contracts and unearned income reflected on the closing balance sheet, except for certain retained liabilities.

STOCK PERFORMANCE GRAPH

The Company’s Common Stock is listed for trading on the Nasdaq National Market under the symbol “BITI”. The Stock Price Performance Graph set forth below compares the cumulative total stockholder return on the Company’s Common Stock for the period from December 31, 2000 through December 31, 2005, with the cumulative total return of the Nasdaq U.S. Stock Index and the Nasdaq Health Services Index over the same period. The comparison assumes $100 was invested on December 31, 2000 in the Company’s Common Stock, in the Nasdaq U.S. Stock Index and in the Nasdaq Health Services Index and assumes reinvestment of dividends, if any.

	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2005
Bio-Imaging Technologies, Inc.	$100.00	$196.97	$333.33	$943.94	$830.30	$489.39
Nasdaq U.S. Stock Index	$100.00	$79.32	$54.84	$81.99	$89.23	$91.13
Nasdaq Health Services	$100.00	$108.11	$93.16	$142.46	$179.54	$246.75

The stock price performance shown on the graph above is not necessarily indicative of future price performance. Information used in the graph was obtained from The Nasdaq Stock Market, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to stockholder approval, we have nominated PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. Neither the firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as auditors.

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

One or more representatives of PricewaterhouseCoopers LLP is expected to attend the Meeting and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

Independent Registered Public Accounting Firm Fees and Other Matters

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed for each of the last two fiscal years for audit services and other services:

	2005	2004
Audit Fees (1)	$197,048	$202,335
Audit-Related Fees (2)	—	25,524
Tax Fees-Preparation and Compliance (3)	36,075	141,312

Total Audit, Audit Related and Tax Preparation and Compliance Fees	233,123	369,171

Other Non-audit Fees:
All Other Fees (4)	—	41,225

Total-Other Fees	—	41,225

Total Fees	$233,123	$410,396

(1)	Consists of fees for professional services rendered in connection with the audit of our financial statements for the year ended December 31, 2005 and December 31, 2004, and the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q and 10-QSB during the years ended December 31, 2005 and December 31, 2004, respectively, and fees for professional services rendered in connection with documents filed with the Securities and Exchange Commission for the years ended December 31, 2005 and December 31, 2004.
(2)	Consists of fees for the audit of our Employees Savings Plan for the year ended December 31, 2004.
(3)	Consists of fees incurred during the years ended December 31, 2005 and December 31, 2004 relating to our tax compliance and tax return preparation.
(4)	Consists of fees for professional transactional services related to potential acquisitions during the year ended December 31, 2004.

Pre-Approval Policies and Procedures

None of the audit-related fees billed in 2005 and 2004 related to services provided under the de minimis exception to the audit committee pre-approval requirements.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. This policy generally provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent auditor during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent auditor. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

STOCKHOLDERS’ PROPOSALS

Stockholders who wish to submit proposals for inclusion in our proxy statement and form of proxy relating to the 2007 Annual Meeting of Stockholders must advise the Secretary of Bio-Imaging of such proposals in writing by December 15, 2006.

Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advance notice of such proposal to the Secretary of Bio-Imaging at the aforementioned address not later than March 15, 2007.

If we do not receive notice of a stockholder proposal within this timeframe, our management will use its discretionary authority to vote the shares they represent, as our Board of Directors may recommend. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: 826 Newtown-Yardley Road, Newtown, Pennsylvania 18940, (267) 757-3000. If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holders, or you may contact us at the above address and phone number.

OTHER MATTERS

The Board of Directors is not aware of any matter to be presented for action at the Meeting other than the matters referred to above, and does not intend to bring any other matters before the Meeting. However, if other matters should come before the Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

GENERAL

The accompanying proxy is solicited by and on behalf of our Board of Directors, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by us.

In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and other employees of Bio-Imaging who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

Certain information contained in this Proxy Statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, BUT NOT INCLUDING EXHIBITS, AS WELL AS CURRENT COMMITTEE CHARTERS OF THE COMMITTEES OF THE BOARD OF DIRECTORS AND OUR CODE OF BUSINESS CONDUCT AND ETHICS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON APRIL 6, 2006 AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO THE SECRETARY OF BIO-IMAGING. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By Order of the Board of Directors

Ted I. Kaminer
Secretary

Newtown, Pennsylvania

April 14, 2006

BIO-IMAGING TECHNOLOGIES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby constitutes and appoints Mark L. Weinstein and Ted I. Kaminer, and each of them, his or her true and lawful agent and proxy with full power of substitution in each, to represent and to vote on behalf of the undersigned all of the shares of Bio-Imaging Technologies, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Sheraton Bucks County Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania, on Wednesday, May 10, 2006, at 11:00 A.M., local time, and at any adjournment or adjournments thereof, upon the following proposals more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement for the Meeting (receipt of which is hereby acknowledged).

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.

1. ELECTION OF DIRECTORS.

Nominees:	Jeffrey H. Berg, Ph.D.; Richard F. Cimino; E. Martin Davidoff, CPA, Esq.; David E. Nowicki, D.M.D.; David M. Stack; Paula B. Stafford; James A. Taylor, Ph.D.; and Mark L. Weinstein.

(Mark one only)

VOTE FOR all the nominees listed above; except vote withheld from the following nominees (if any).

VOTE WITHHELD from all nominees.

2. APPROVAL OF PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF BIO-IMAGING TECHNOLOGIES, INC. FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

FOR	AGAINST	ABSTAIN

(continued and to be signed on reverse side)

3. In his discretion, the proxy is authorized to vote upon other matters as may properly come before the Meeting.

Dated:

Signature of stockholder

Signature of stockholder if held jointly

This proxy must be signed exactly as the name appears hereon. When shares are held by joint tenants, both should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If a partnership, please sign in partnership name by authorized person.

I will	will not	attend the Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.